PRESS RELEASE OF FSB COMMUNITY BANKSHARES, INC.

April 28, 2011

FOR IMMEDIATE RELEASE
Contact: Dana C. Gavenda, Chief Executive Officer
FSB Community Bankshares, Inc.
Tel (585) 223-9080

FSB COMMUNITY BANKSHARES, INC.
ANNOUNCES QUARTERLY RESULTS

Fairport, New York, April 28, 2011: FSB Community Bankshares, Inc. (the “Company”) (OTC Bulletin Board: FSBC), the mid-tier stock holding company of Fairport Savings Bank (the “Bank”), reported a net loss of $46,000 for the quarter ended March 31, 2011 compared to net income of $33,000 for the quarter ended March 31, 2010.  Net loss per basic and diluted share was $(0.03) for the quarter ended March 31, 2011 compared to net income per basic and diluted share of $0.02 for the quarter ended March 31, 2010.  The Company’s net interest margin for the quarter ended March 31, 2011 increased 31 basis points to 2.59% from 2.28% for the quarter ended March 31, 2010, due to a decrease in the cost of our interest bearing liabilities of 74 basis points from 2.32% to 1.58%, which was partially offset by a decrease in the yield on our interest earning assets of 37 basis points from 4.40% to 4.03%.

The $79,000 decrease in net income for the first quarter of 2011 compared to the first quarter of 2010 resulted from an increase in other expense of $294,000, an increase in provision for loan losses of $5,000, partially offset by an increase in net interest income of $138,000, an increase in other income of $49,000, and an increase in tax benefit of $33,000. The $294,000 increase in other expense was primarily attributable to our increased investment in our loan origination division with increased salaries and employee benefits, additional occupancy and equipment expenses, and miscellaneous other operating expenses related to the three mortgage origination offices that we opened in January 2010 and have expanded throughout 2010 and the first quarter of 2011. Loan demand was weak in the first quarter and continues to be slow-moving at the beginning of the second quarter of 2011, although we are starting to see renewed demand from creditworthy borrowers.  We believe that we are well positioned for future growth and profitability with high liquidity and capacity for more loans and we will continue to be a strong competitive force in the mortgage markets in which we serve. The $138,000 increase in net interest income is reflective of the Company’s ability to reduce the deposit and borrowing costs in a low interest rate environment in addition to an increased average volume of higher yielding interest earning assets in the first quarter of 2011 compared to the first quarter of 2010. The $49,000 increase in other income was the result of additional gain on sale of loans and mortgage fee income in the first quarter of 2011 compared to the same period in 2010.

At March 31, 2011, the Company had $211.4 million in consolidated assets and $191.2 million in consolidated liabilities. Consolidated stockholders’ equity at March 31, 2011 was $20.2 million, or 9.57%, of consolidated assets.  Net loans receivable increased $1.5 million, or 1.3%, to $116.3 million at March 31, 2011 from $114.8 million at December 31, 2010. The Bank originated $7.2 million in fixed rate mortgage loans in the first quarter of 2011, sold one loan for $37,000 in the secondary market, and brokered $1.5 million of Federal Housing Administration (FHA) mortgage loans.  The $1.5 million of total sold residential mortgages and brokered FHA mortgage loans in the secondary market generated a net gain of $46,000 which was recorded in other income. Total deposits increased $786,000, or 0.5%, to $163.2 million at March 31, 2011 from $162.4 million at December 31, 2010. Borrowings, consisting of Federal Home Loan Bank (FHLB) advances, decreased by $514,000, or 1.9%, to $26.2 million at March 31, 2011 from $26.7 million at December 31, 2011.

The credit quality of the Bank’s loan portfolio remains solid.  The Bank continues not to be involved in, and has no exposure to, sub-prime or Alt-A lending activities.  The Bank ended the first quarter of 2011 with net loans receivable of $116.3 million, with no non-performing loans or foreclosed real estate assets.  At March 31, 2011 and 2010, the Bank had no loans that are considered to be troubled debt restructurings.  Management continues to actively monitor the performance of the loan portfolio during these difficult economic times.

Cash and cash equivalents increased by $286,000, or 3.7%, to $8.1 million at March 31, 2011 from $7.8 million on December 31, 2010. Excess cash and cash equivalents were maintained at March 31, 2011 in anticipation of funding mortgage loan commitments in the second quarter of 2011. Investment securities available for sale and held to maturity combined decreased by $2.3 million, or 2.9%, to $77.5 million at March 31, 2011 from $79.8 million at December 31, 2010.  The Company has reviewed its investment securities portfolio at March 31, 2011, and concluded that no other-than-temporary impairment charges were required.  The Company does not hold any mortgage-backed securities collateralized by sub-prime mortgages, Freddie Mac or Fannie Mae preferred stock, trust preferred securities or common stock of other banks.

FSB Community Bankshares, MHC owns 53% of the outstanding common stock of the Company. The Company is a federally chartered corporation. The Bank, the wholly owned subsidiary of the Company, conducts business from its main office in Fairport, New York and three branches located in Penfield, New York, Irondequoit, New York, and Webster, New York. The Bank’s principal business consists of originating one-to- four-family residential real estate mortgages, loans and home equity lines of credit and to lesser extent originations of commercial real estate, multi-family, construction and other consumer loans.  The Bank has three mortgage origination offices located in Pittsford, New York, Canandaigua, New York, and Watertown, New York.  The Bank attracts retail deposits from the general public in the areas surrounding its main office and branches, offering a wide variety of deposit products.  Through its wholly owned subsidiary, Oakleaf Services Corporation, the Bank offers non-deposit investment products, consisting of annuities, insurance products and mutual funds.

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

FSB COMMUNITY BANKSHARES, INC.

Selected Consolidated Balance Sheet Information
March 31, 2011 and December 31, 2010
(Dollars in thousands, except per share data)

                (Unaudited)
Assets	March 31, 2011	December 31, 2010

Assets	$211,409	$212,407
Cash and Cash Equivalents	8,120	7,834
Investment Securities	77,469	79,817
Net Loans Receivable	116,323	114,819
Deposits	163,192	162,406
Borrowings	26,218	26,732
Total Stockholders’ Equity	20,225	20,492
Book Value per Share	$11.69	$11.85
Stockholders’ Equity to Total Assets	9.57%	9.65%

FSB COMMUNITY BANKSHARES, INC.

Selected Consolidated Statement of Income Information
Three Months Ended March 31, 2011 and March 31, 2010
(Dollars in thousands except per share data)

	(Unaudited)
	For the Three Months Ended March 31,
	2011	2010

Interest and Dividend Income	$2,042	$2,259
Interest Expense	734	1,089
Net Interest Income	1,308	1,170
Provision for Loan Losses	8	3
Net Interest Income after Provision for Loan Losses	1,300	1,167
Other Income	208	159
Other Expense	1,597	1,303
Income (Loss) Before Income Taxes	(89)	23
Benefit for Income Taxes	(43)	(10)
Net Income (Loss)	(46)	33

Basic and Diluted Earnings (loss) per Common Share	$(0.03)	$0.02
Average Common Shares Outstanding (In Thousands)	1,730	1,726